Exhibit 99.1
Zentalis Pharmaceuticals Reports Third Quarter 2026 Financial Results and Business Updates
•DENALI Part 1b survival data strengthen azenosertib's position as the potential first-in-class oral, non-chemotherapy, non-ADC therapy in pivotal development for Cyclin E1-positive PROC
•DENALI Part 2c enrollment scheduled to complete in November 2026, with an integrated topline readout expected in 1H 2027
•$228.9 million in cash, cash equivalents and marketable securities as of September 30, 2026 provides runway into 1H 2028 to support execution of key milestones

SAN DIEGO, November 9, 2026 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical oncology innovator advancing late-stage development of an investigational, potentially first-in-class WEE1 inhibitor, azenosertib, as a biomarker-driven treatment approach for ovarian cancer, today announced financial results for the third quarter ended September 30, 2026, and highlighted recent business updates.

"Overall survival data from DENALI Part 1b presented at ESMO reinforce our confidence in azenosertib to offer a differentiated oral treatment for patients with Cyclin E1-positive platinum-resistant ovarian cancer (PROC), if approved," said Julie Eastland, Chief Executive Officer of Zentalis Pharmaceuticals. "We designed complementary paths through DENALI and ASPENOVA to support our goal of bringing azenosertib to patients as quickly as possible. In light of an evolving landscape in PROC, we plan to discuss the DENALI data with the FDA in 2027 to assess the accelerated approval opportunity. Meanwhile, we continue to advance ASPENOVA at full speed, ensuring we are well positioned to support our regulatory strategy under either an accelerated or full approval pathway. With DENALI Part 2c enrollment completing this month, we expect a topline readout from DENALI in the first half of 2027 — a key potential value-creating catalyst ahead of ASPENOVA.

Ms. Eastland continued: "Alongside our PROC program, our strategy includes advancing azenosertib as a combination therapy where we see meaningful therapeutic and scientific rationale. MUIR, evaluating azenosertib in combination with bevacizumab in platinum-sensitive ovarian cancer, is enrolling. Additionally, we are actively planning a combination clinical study in triple-negative breast cancer. Collectively, this strategy positions azenosertib to realize its full potential, both as the first targeted option for patients with Cyclin E1-positive PROC and through combinations across tumor types where WEE1 inhibition may enhance the benefit of standard-of-care therapies, including ADCs and other agents.

“With $228.9 million on the balance sheet providing an anticipated runway into the first half of 2028, we believe we are well resourced to support key DENALI milestones, full enrollment in ASPENOVA and combination trials in ovarian cancer and triple-negative breast cancer,” Ms. Eastland concluded.

Business Updates
Clinical Development
•DENALI Part 2 Enrollment Completing: Enrollment in DENALI Parts 2a and 2b is complete and enrollment in Part 2c is scheduled to complete in November 2026.
•DENALI Part 2 Topline Readout: Zentalis expects to provide a topline readout in the first half of 2027 which will reflect an integrated dataset across Parts 2a, 2b, and 2c.
•ASPENOVA Phase 3 Enrolling: We continue to execute on the global Phase 3 ASPENOVA study, with trial site initiations and enrollment advancing across multiple geographies.
•MUIR Phase 1b Enrolling: Enrollment in Part 2 is ongoing for azenosertib in combination with bevacizumab as the maintenance treatment for second-line platinum-sensitive ovarian cancer.
•Triple-Negative Breast Cancer Combination Study Planning: Zentalis is actively planning a combination clinical study of azenosertib in triple-negative breast cancer.

Congresses and Publications
•European Society for Medical Oncology (ESMO) 2026: In October 2026, the following were presented:
◦DENALI Part 1b Overall Survival Analysis: Meaningful overall survival data from DENALI Part 1b were presented at the ESMO Annual Meeting, further supporting the biomarker-driven development strategy. In Cyclin E1-positive PROC patients (n=48), median OS was 15.9 months (95% CI, 8.7–21.2), versus 7.5 months (95% CI, 5.8-12.3) in Cyclin E1-negative patients (n=46). Updated ORR in response-evaluable Cyclin E1-positive patients was 37.2%, with a median DOR of 5.5 months, including two patients with responses exceeding 15 and 20 months. The safety profile was consistent with prior reporting; median relative dose intensity was 84.6%.
◦ASPENOVA Trial-in-Progress: An overview of the ongoing Phase 3 ASPENOVA trial evaluating azenosertib in patients with Cyclin E1-positive PROC.
•College of American Pathologists Annual Meeting — Cyclin E1 IHC Assay Validation: In October 2026, Zentalis scientists presented analytical validation data for a laboratory-developed IHC test for Cyclin E1 detection in high-grade serous ovarian cancer, demonstrating high concordance across laboratories and readers and supporting prospective biomarker screening in ongoing clinical trials.
Corporate
•Follow-on Equity Offering: In August 2026, completed a follow-on offering of 26,450,000 shares of common stock, raising approximately $86.9 in net proceeds.

Third Quarter 2026 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities were $228.9 million as of September 30, 2026, compared to $174.6 million as of June 30, 2026, including net proceeds from the August 2026 follow-on offering. Zentalis believes that existing cash, cash equivalents and marketable securities will be sufficient to fund operating expenses and capital expenditure requirements into the first half of 2028.
•Research and Development Expenses: Research and development expenses for the three months ended September 30, 2026 were $22.3 million, compared to $23.0 million for the three months ended September 30, 2025. The $0.7 million decrease was primarily attributable to a $6.2 million decrease in clinical trial expenses for certain studies that reached or are near completion, partially offset by a $3.8 million increase in expenses for ongoing clinical trials open for enrollment, a $0.8 million increase in companion diagnostic development expenses and a $0.9 million increase in personnel-related expenses and allocated overhead.
•General and Administrative Expenses: General and administrative expenses for the three months ended September 30, 2026 were $8.8 million, compared to $10.8 million for the three months ended September 30, 2025. The $2.0 million decrease was primarily attributable to a $2.7 million decrease in personnel-related expenses partially offset by a $0.7 million increase primarily related to consulting and outside services.
•Total Operating Expenses: Total operating expenses were $31.2 million for the three months ended September 30, 2026, compared to $33.7 million for the three months ended September 30, 2025.

About Azenosertib
Azenosertib is an investigational, potentially first-in-class, selective, and orally bioavailable inhibitor of WEE1 currently being evaluated in clinical studies in ovarian cancer and additional tumor types. WEE1 acts as a master regulator of the G1-S and G2-M cell cycle checkpoints, through negative regulation of both CDK1 and CDK2, to prevent replication of cells with damaged DNA. By inhibiting WEE1, azenosertib enables cell cycle progression, despite high levels of DNA damage, thereby resulting in the accumulation of DNA damage and leading to mitotic catastrophe and cancer cell death.

Azenosertib is in late-stage development as a potential treatment for Cyclin E1-positive PROC. There is currently no approved treatment option specifically for this biomarker-selected population which comprises approximately 50% of PROC patients. Cyclin E1 protein overexpression has been established as a sensitive and specific predictive biomarker for identifying patients who could potentially derive benefit from azenosertib treatment.

Azenosertib has not been approved by the U.S. Food and Drug Administration or any other regulatory authority.

About DENALI Clinical Trial
DENALI is a multi-part Phase 2 clinical trial (NCT05128825) studying azenosertib in PROC patients.

Part 1b enrolled patients with PROC regardless of Cyclin E1 protein expression, all treated at 400mg QD 5:2. Part 2 is prospectively enrolling PROC patients with Cyclin E1 protein overexpression based on Zentalis' proprietary immunohistochemistry cutoff.

Part 2, in total, was designed to support an accelerated approval pathway in the Cyclin E1-positive patient population, subject to the strength of the data, FDA feedback and the treatment landscape at the time of regulatory action.

•Part 2a: Dose confirmation evaluated two doses, 300mg QD 5:2 and 400mg QD 5:2, with approximately 30 patients enrolled per dose group. 400mg QD 5:2 was selected as the optimal monotherapy dose. Recruitment at the 300mg QD 5:2 dose level has been discontinued. All patients enrolled in Part 2a will contribute to the overall safety database submitted to the FDA.
•Part 2b: Enrollment expansion at the selected 400mg QD 5:2 dose up to approximately 100 patients, including patients at this dose in Part 2a. This cohort has completed enrollment.
•Part 2c: Broadening study population to include patients previously treated with a taxane-containing regimen for PROC. The enrollment in this cohort is scheduled to complete in November 2026.
For physician and patient information about the DENALI trial, please visit www.denalitrial.com.

About ASPENOVA Clinical Trial
ASPENOVA is a Phase 3 randomized, confirmatory clinical trial designed to support full approval of azenosertib in patients with Cyclin E1-positive PROC. The trial is expected to enroll approximately 420 patients and compare azenosertib monotherapy at 400mg QD 5:2 to investigator's choice of standard-of-care single-agent chemotherapy (paclitaxel, pegylated liposomal doxorubicin [PLD], gemcitabine, or topotecan) in this biomarker-selected population. The primary endpoint is progression-free survival (PFS); key secondary endpoints include overall survival (OS) and overall response rate (ORR). ASPENOVA is intended to support approvals in the U.S. and major ex-U.S. markets, based on alignment with U.S. and EU regulators.

About Zentalis Pharmaceuticals
Zentalis is a clinical oncology innovator developing a treatment approach for ovarian cancer and multiple tumor types. Leveraging therapeutics development and biomarker expertise, Zentalis is advancing monotherapy and combination studies of its investigational first-in-class WEE1 inhibitor, azenosertib. Focused on translating WEE1 science into clinical practice, we aim to equip physicians with a targeted, non-chemo, orally available medicine that enhances treatment experience, choice, and outcomes. Our mission: to unburden cancer patients with more convenience and care.

For more information, please visit www.zentalis.com. Follow Zentalis on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential for azenosertib to be first-in-class; the continued development of azenosertib; the clinical and therapeutic potential of azenosertib, including the potential for azenosertib to be a differentiated oral treatment option for patients with Cyclin E1-positive platinum resistant ovarian cancer or other indications; the Company’s biomarker-driven strategy for azenosertib; the Company’s anticipated milestones and the timing thereof, including the anticipated enrollment completion of DENALI Part 2, the topline readout from DENALI Part 2, and the design, conduct and timing of our confirmatory ASPENOVA Phase 3 trial, MUIR Phase 1b trial and our potential clinical study of azenosertib in triple-negative breast cancer; the potential to advance research on additional areas of opportunity for azenosertib as maintenance therapy in ovarian cancer, triple-negative breast cancer and additional tumor types; the Company’s anticipated cash runway; and the Company’s planned regulatory strategy for azenosertib and the timing thereof, including the potential for an accelerated approval in light of the evolving treatment landscape. The terms “anticipate,” “advance,” “believe,” “complete,” “continue,” “design,” “develop,” “ensuring,” “expect,” “focus,” “future,” “goal,” “intend,” “may,” “plan,” “position,” “potential,” “provides,” “runway,” “scheduled,” “strategy,” “support,” “target,” and “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of azenosertib; our plans, including the costs thereof, of development of a companion diagnostic; risks relating to the regulatory approval process or ongoing regulatory obligations; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; potential unforeseen events during clinical trials could cause delays or other adverse consequences; our product candidates may cause serious adverse side effects; the interim, initial, “topline,” and preliminary data from our clinical trials may change as more patient data becomes available, and are subject to audit and verification procedures that could result in material changes in the final data; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

ZENTALIS® and its associated logo are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release.

Contact:
Aron Feingold
VP, Investor Relations & Corporate Communications
ir@zentalis.com

Zentalis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating Expenses
Research and development	$22,334	$22,950	$86,213	$77,807
General and administrative	8,820	10,784	27,187	29,812
Restructuring	—	—	—	7,796
Total operating expenses	31,154	33,734	113,400	115,415
Loss from operations	(31,154)	(33,734)	(113,400)	(115,415)
Investment and other income, net	2,457	7,043	7,323	13,571
Net loss before income taxes	(28,697)	(26,691)	(106,077)	(101,844)
Income tax expense	118	—	376	—
Net loss	$(28,815)	$(26,691)	$(106,453)	$(101,844)
Net loss per common share, basic and diluted	$(0.34)	$(0.37)	$(1.41)	$(1.42)
Common shares used in computing net loss per share, basic and diluted	84,612	72,139	75,453	71,938

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of September 30, 2026	As of December 31, 2025
Cash, cash equivalents and marketable securities	$228,893	$245,893
Working capital (1)	204,909	216,632
Total assets	270,193	288,967
Total liabilities	65,306	72,763
Total Zentalis equity	$204,887	$216,204

(1) Zentalis defines working capital as current assets less current liabilities.